NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
212 Lavaca St., Suite 300	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC.
REPORTS FIRST-QUARTER 2024 RESULTS
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AUSTIN, TX, May 14, 2024 - Stratus Properties Inc. (NASDAQ: STRS), a diversified real estate company with holdings, interests and operations in the Austin, Texas area and other select markets in Texas, today reported first-quarter 2024 results.
Highlights and Recent Developments:
•Net income attributable to common stockholders totaled $4.6 million, or $0.56 per diluted share, in first-quarter 2024, compared to net loss attributable to common stockholders of $(5.8) million, or $(0.73) per diluted share, in first-quarter 2023.
•Revenues for first-quarter 2024 were $26.5 million compared to revenues of $5.8 million for first-quarter 2023, with the increase primarily due to the sale of approximately 47 acres at Magnolia Place in first-quarter 2024. In addition, Stratus sold two Amarra Villas homes in first-quarter 2024, compared to one Amarra Villas home in first-quarter 2023, at a substantially higher price per square foot in first-quarter 2024.
•As previously reported, in first-quarter 2024, Stratus sold 47 acres of undeveloped land at Magnolia Place for $14.5 million and paid off the $8.8 million construction loan. With the completion of this sale, Magnolia Place consists of two fully-leased retail buildings totaling 18,582 square feet, potential development of approximately 11 acres planned for 275 multi-family units and approximately $12 million of potential future reimbursements from the municipal utility district (MUD), with no debt.
•Stratus had $20.7 million of cash and cash equivalents at March 31, 2024 and no amounts drawn on its revolving credit facility. As of March 31, 2024, Stratus had $39.6 million available under the revolving credit facility.
•Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) totaled $5.2 million in first-quarter 2024, compared to $(4.2) million in first-quarter 2023. For a reconciliation of net income (loss) to EBITDA, see the supplemental schedule, “Reconciliation of Non-GAAP Measure EBITDA,” below.
•As of May 10, 2024, Stratus had signed leases for approximately 90 percent of the units at The Saint June, a 182-unit luxury garden-style multi-family project in Barton Creek, which was completed in fourth-quarter 2023.
•Stratus continues construction on The Saint George, the last six Amarra Villas homes and Holden Hills.
•In first-quarter 2024, Stratus entered into a contract to sell West Killeen Market for $12.8 million, which is expected to close in second-quarter 2024. Stratus has engaged brokers to explore the sale of Lantana Place – Retail, Magnolia Place – Retail and Kingwood Place.

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William H. Armstrong III, Chairman of the Board and Chief Executive Officer of Stratus, stated, “I am pleased with our team’s continued successful execution of our strategy. This quarter we delivered solid results, generating revenues of $26.5 million. The sales prices for the Magnolia Place land and our recent Amarra Villas homes, along with the strong lease-up process for The Saint June, have been encouraging. Additionally, construction is progressing well at both The Saint George multi-family project and for Holden Hills’ road and utility infrastructure.

“Our stabilized retail assets are performing well. We are excited to announce that we are under contract to sell West Killeen Market for $12.8 million. After repaying the project loan, we expect the sale to generate approximately $7.2 million of pre-tax net cash proceeds. We have engaged brokers to explore the sale of Lantana Place – Retail, Magnolia Place – Retail and Kingwood Place. I look forward to seeing all that we accomplish in 2024.”

Summary Financial Results

	Three Months Ended March 31,
	2024	2023
	(In Thousands, Except Per Share Amounts) (Unaudited)
Revenues
Real estate operations	$22,123	$2,493
Leasing operations	4,384	3,309
Total consolidated revenue	$26,507	$5,802
Operating income (loss)
Real estate operations	$6,801	$(2,021)
Leasing operations	1,333	1,142
Corporate, eliminations and other [a]	(4,449)	(4,714)
Total consolidated operating income (loss)	$3,685	$(5,593)
Net income (loss)	$3,697	$(6,273)
Net loss attributable to noncontrolling interests in subsidiaries [b]	$855	$472
Net income (loss) attributable to common stockholders	$4,552	$(5,801)

Basic net income (loss) per share	$0.57	$(0.73)

Diluted net income (loss) per share	$0.56	$(0.73)

EBITDA	$5,200	$(4,183)

Capital expenditures and purchases and development of real estate properties	$17,098	$19,033

Weighted-average shares of common stock outstanding:
Basic	8,026	7,986
Diluted	8,151	7,986
a.Includes consolidated general and administrative expenses and eliminations of intersegment amounts.
b.Represents noncontrolling interest partners' share in the results of the consolidated projects in which they participate.

Results of Operations
Stratus’ revenues totaled $26.5 million in first-quarter 2024 compared with $5.8 million in first-quarter 2023. The $19.6 million increase in revenue from the Real Estate Operations segment in first-quarter 2024, compared to first-quarter 2023, reflects the sale of approximately 47 acres of undeveloped land at Magnolia Place for $14.5 million in first-quarter 2024. In addition, Stratus sold two Amarra Villas homes in first-quarter 2024 for a total of $7.6 million, compared to the sale of one Amarra Villas home in first-quarter 2023 for $2.5 million, at a substantially higher price per square foot in first-quarter 2024.

The $1.1 million increase in revenue from the Leasing Operations segment in first-quarter 2024, compared to first-quarter 2023, primarily reflects revenue from The Saint June, which had no rental revenue in first-quarter 2023, as well as increased revenue from Lantana Place – Retail and Kingwood Place, primarily due to new leases.

Debt and Liquidity
At March 31, 2024, Stratus had $20.7 million in cash and cash equivalents, compared to $31.4 million at December 31, 2023. At March 31, 2024, consolidated debt totaled $168.2 million compared with consolidated debt of $175.2 million at December 31, 2023.

As of March 31, 2024, Stratus had $39.6 million available under its revolving credit facility and no amount was borrowed. Letters of credit, totaling $13.3 million, had been issued under the revolving credit facility, $11.0 million of which secure Stratus’ obligation to build certain roads and utilities facilities benefiting Holden Hills and Section N.

During first-quarter 2024, Stratus paid off the $8.8 million Magnolia Place construction loan in connection with the sale of approximately 47 acres at the property, and Stratus made principal payments of $7.2 million on the Amarra Villas revolving credit facility in connection with Stratus’ sales of two Amarra Villas homes. During the quarter, Stratus increased borrowings under The Saint George, The Saint June and Holden Hills construction loans and the Amarra Villas credit facility.

Purchases and development of real estate properties (included in operating cash flows) and capital expenditures (included in investing cash flows) totaled $17.1 million for first-quarter 2024, primarily related to the development of Barton Creek properties (including Amarra Villas and Holden Hills), The Saint George and tenant improvements at Lantana Place – Retail, compared with $19.0 million for first-quarter 2023, primarily related to the development of Barton Creek properties (including The Saint June, Amarra Villas and Holden Hills) and The Saint George.

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CAUTIONARY STATEMENT
This press release contains forward-looking statements in which Stratus discusses factors it believes may affect its future performance. Forward-looking statements are all statements other than statements of historical fact, such as plans, projections or expectations related to inflation, interest rates, supply chain constraints, availability of bank credit, Stratus’ ability to meet its future debt service and other cash obligations, future cash flows and liquidity, the Austin and Texas real estate markets, the planning, financing, development, construction, completion and stabilization of Stratus’ development projects, plans to sell, recapitalize, or refinance properties, future operational and financial performance, MUD reimbursements for infrastructure costs, regulatory matters, including the expected impact of Texas Senate Bill 2038 (the ETJ Law) and related ongoing litigation, leasing activities, tax rates, future capital expenditures and financing plans, possible joint ventures, partnerships, or other strategic relationships, other plans and objectives of management for future operations and development projects, and potential future cash returns to stockholders, including the timing and amount of repurchases under Stratus’ share repurchase program. The words “anticipate,” “may,” “can,” “plan,” “believe,” “potential,” “estimate,” “expect,” “project,” “target,” “intend,” “likely,” “will,” “should,” “to be” and any similar expressions or statements are intended to identify those assertions as forward-looking statements.
Under Stratus’ Comerica Bank debt agreements, Stratus is not permitted to repurchase its common stock in excess of $1.0 million or pay dividends on its common stock without Comerica Bank’s prior written consent, which was obtained in connection with Stratus’ current $5.0 million share repurchase program. Any future declaration of dividends or decision to repurchase Stratus’ common stock is at the discretion of Stratus’ Board, subject to restrictions under Stratus’ Comerica Bank debt agreements, and will depend on Stratus’ financial results, cash requirements, projected compliance with covenants in its debt agreements, outlook and other factors deemed relevant by the Board. Stratus’ future debt agreements, future refinancings of or amendments to existing debt agreements or other future agreements may restrict Stratus’ ability to declare dividends or repurchase shares.
Stratus cautions readers that forward-looking statements are not guarantees of future performance, and its actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause Stratus’ actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, Stratus’ ability to implement its business strategy successfully, including its ability to develop, construct and sell or lease properties on terms its Board considers acceptable, increases in operating and construction costs, including real estate taxes, maintenance and insurance costs, and the cost of building materials and labor, increases in inflation and interest rates, supply chain constraints, availability of bank credit, defaults by contractors and subcontractors, declines in the market value of Stratus’ assets, market conditions or corporate developments that could preclude, impair or delay any opportunities with respect to plans to sell, recapitalize or refinance properties, a decrease in the demand for real estate in select markets in Texas where Stratus operates, particularly in Austin, changes in economic, market, tax, business and geopolitical conditions, potential U.S. or local economic downturn or recession, the availability and terms of financing for development projects and other corporate purposes, Stratus’ ability to collect anticipated rental payments and close projected asset sales, loss of key personnel, Stratus’ ability to enter into and maintain joint ventures, partnerships, or other strategic relationships, including risks associated with such joint ventures, any major public health crisis, Stratus’ ability to pay or refinance its debt, extend maturity dates of its loans or comply with or obtain waivers of financial and other covenants in debt agreements and to meet other cash obligations, eligibility for and potential receipt and timing of receipt of MUD reimbursements, industry risks, changes in buyer preferences, potential additional impairment charges, competition from other real estate developers, Stratus’ ability to obtain various entitlements and permits, changes in laws, regulations or the regulatory environment affecting the development of real estate, opposition from special interest groups or local governments with respect to development projects, weather- and climate-related risks, environmental risks, litigation risks, including the timing and resolution of the ongoing litigation challenging the ETJ Law and Stratus’ ability to implement any revised development plans in light of the ETJ Law, the failure to attract buyers or tenants for Stratus’ developments or such buyers’ or tenants’ failure to satisfy their purchase commitments or leasing obligations, cybersecurity incidents and other factors described in more detail under the heading “Risk Factors” in Stratus’ Annual Report on Form 10-K for the year ended December 31, 2023, filed with the U.S. Securities and Exchange Commission (SEC).
Investors are cautioned that many of the assumptions upon which Stratus’ forward-looking statements are based are likely to change after the date the forward-looking statements are made. Further, Stratus may make changes to its business plans that could affect its results. Stratus cautions investors that it undertakes no obligation to update any forward-looking statements, which speak only as of the date made, notwithstanding any changes in its assumptions, business plans, actual experience, or other changes.

This press release also includes EBITDA, which is not recognized under U.S. generally accepted accounting principles (GAAP). Stratus’ management believes this measure can be helpful to investors in evaluating its business because EBITDA is a financial measure frequently used by securities analysts, lenders and others to evaluate Stratus' recurring operating performance. EBITDA is intended to be a performance measure that should not be regarded as more meaningful than GAAP measures. Other companies may calculate EBITDA differently. As required by SEC rules, a reconciliation of Stratus' net income (loss) to EBITDA is included in the supplemental schedule of this press release.

A copy of this release is available on Stratus’ website, stratusproperties.com.

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended
	March 31,
	2024	2023
Revenues:
Real estate operations	$22,123	$2,493
Leasing operations	4,384	3,309
Total revenues	26,507	5,802
Cost of sales:
Real estate operations	15,278	4,487
Leasing operations	1,678	1,261
Depreciation and amortization	1,401	928
Total cost of sales	18,357	6,676
General and administrative expenses	4,465	4,719
Total	22,822	11,395
Operating income (loss)	3,685	(5,593)
Loss on extinguishment of debt	(59)	—
Other income, net	173	485
Income (loss) before income taxes and equity in unconsolidated affiliates' loss	3,799	(5,108)
Provision for income taxes	(102)	(1,162)
Equity in unconsolidated affiliates' loss	—	(3)
Net income (loss) and total comprehensive income (loss)	3,697	(6,273)
Total comprehensive loss attributable to noncontrolling interests [a]	855	472
Net income (loss) and total comprehensive income (loss) attributable to common stockholders	$4,552	$(5,801)

Basic net income (loss) per share attributable to common stockholders	$0.57	$(0.73)

Diluted net income (loss) per share attributable to common stockholders	$0.56	$(0.73)

Weighted-average shares of common stock outstanding:
Basic	8,026	7,986
Diluted	8,151	7,986
a.Represents noncontrolling interest partners’ share in the results of the consolidated projects in which they participate.

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STRATUS PROPERTIES INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	March 31, 2024	December 31, 2023
ASSETS
Cash and cash equivalents	$20,741	$31,397
Restricted cash	787	1,035
Real estate held for sale	7,342	7,382
Real estate under development	273,417	260,642
Land available for development	39,735	47,451
Real estate held for investment, net	143,079	144,112
Lease right-of-use assets	10,932	11,174
Deferred tax assets	173	173
Other assets	13,311	14,400
Total assets	$509,517	$517,766

LIABILITIES AND EQUITY
Liabilities:
Accounts payable	$14,869	$15,629
Accrued liabilities, including taxes	3,669	6,660
Debt	168,174	175,168
Lease liabilities	15,792	15,866
Deferred gain	2,488	2,721
Other liabilities	4,681	7,117
Total liabilities	209,673	223,161

Commitments and contingencies

Equity:
Stockholders’ equity:
Common stock	97	96
Capital in excess of par value of common stock	199,674	197,735
Retained earnings	31,197	26,645
Common stock held in treasury	(33,395)	(32,997)
Total stockholders’ equity	197,573	191,479
Noncontrolling interests in subsidiaries	102,271	103,126
Total equity	299,844	294,605
Total liabilities and equity	$509,517	$517,766

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In Thousands)

	Three Months Ended
	March 31,
	2024	2023
Cash flow from operating activities:
Net income (loss)	$3,697	$(6,273)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,401	928
Cost of real estate sold	13,191	2,010
Loss on extinguishment of debt	59	—
Stock-based compensation	442	529
Debt issuance cost amortization	238	184
Equity in unconsolidated affiliate’s loss	—	3
Purchases and development of real estate properties	(8,957)	(9,027)
Decrease (increase) in other assets	948	(2,945)
Decrease in accounts payable, accrued liabilities and other	(4,472)	(3,813)
Net cash provided by (used in) operating activities	6,547	(18,404)

Cash flow from investing activities:
Capital expenditures	(8,141)	(10,006)
Payments on master lease obligations	(251)	(248)
Other	—	22
Net cash used in investing activities	(8,392)	(10,232)

Cash flow from financing activities:
Borrowings from project loans	9,330	11,618
Payments on project and term loans	(17,586)	(6,551)
Payment of dividends	(356)	(184)
Finance lease principal payments	(4)	(4)
Stock-based awards net payments	(376)	(216)
Purchases of treasury stock	—	(894)
Noncontrolling interests’ contributions	—	40,000
Financing costs	(67)	(1,058)
Net cash (used in) provided by financing activities	(9,059)	42,711
Net (decrease) increase in cash, cash equivalents and restricted cash	(10,904)	14,075
Cash, cash equivalents and restricted cash at beginning of year	32,432	45,709
Cash, cash equivalents and restricted cash at end of period	$21,528	$59,784

STRATUS PROPERTIES INC.
BUSINESS SEGMENTS

Stratus has two operating segments: Real Estate Operations and Leasing Operations.

The Real Estate Operations segment is comprised of Stratus’ real estate assets (developed for sale, under development and available for development), which consists of its properties in Austin, Texas (including the Barton Creek Community, which includes Section N, Holden Hills, Amarra multi-family and commercial land, Amarra Villas, Amarra Drive lots and other vacant land; the Circle C community; the Lantana community, which includes a portion of Lantana Place planned for a multi-family phase known as The Saint Julia; The Saint George; and the land for The Annie B); in Lakeway, Texas, located in the greater Austin area (Lakeway); in College Station, Texas (land for future phases of retail and multi-family development and retail pad sites at Jones Crossing); and in Magnolia, Texas (potential development of approximately 11 acres planned for future multi-family use), Kingwood, Texas (a retail pad site) and New Caney, Texas (New Caney), each located in the greater Houston area.

The Leasing Operations segment is comprised of Stratus’ real estate assets held for investment that are leased or available for lease and includes The Saint June, West Killeen Market, Kingwood Place, the retail portions of Lantana Place and Magnolia Place, the completed retail portion of Jones Crossing and retail pad sites subject to ground leases at Lantana Place, Kingwood Place and Jones Crossing.

Stratus uses operating income or loss to measure the performance of each segment. General and administrative expenses, which primarily consist of employee salaries, wages and other costs, are managed on a consolidated basis and are not allocated to Stratus’ operating segments. The following segment information reflects management determinations that may not be indicative of what the actual financial performance of each segment would be if it were an independent entity.

Summarized financial information by segment for the three months ended March 31, 2024, based on Stratus’ internal financial reporting system utilized by its chief operating decision maker, follows (in thousands):

	Real Estate Operations [a]	Leasing Operations	Corporate, Eliminations and Other [b]	Total
Revenues:
Unaffiliated customers	$22,123	$4,384	$—	$26,507
Cost of sales, excluding depreciation	(15,278)	(1,678)	—	(16,956)
Depreciation and amortization	(44)	(1,373)	16	(1,401)
General and administrative expenses	—	—	(4,465)	(4,465)
Operating income (loss)	$6,801	$1,333	$(4,449)	$3,685
Capital expenditures and purchases and development of real estate properties	$8,957	$8,141	$—	$17,098
Total assets at March 31, 2024 [c]	329,062	160,759	19,696	509,517
a.Includes sales commissions and other revenues together with related expenses.
b.Includes consolidated general and administrative expenses and eliminations of intersegment amounts.
c.Corporate, eliminations and other includes cash and cash equivalents of $19.4 million.

Summarized financial information by segment for the three months ended March 31, 2023, based on Stratus’ internal financial reporting system utilized by its chief operating decision maker, follows (in thousands):

	Real Estate Operations [a]	Leasing Operations	Corporate, Eliminations and Other [b]	Total
Revenues:
Unaffiliated customers	$2,493	$3,309	$—	$5,802
Cost of sales, excluding depreciation	(4,487)	(1,261)	—	(5,748)
Depreciation and amortization	(27)	(906)	5	(928)
General and administrative expenses	—	—	(4,719)	(4,719)
Operating (loss) income	$(2,021)	$1,142	$(4,714)	$(5,593)
Capital expenditures and purchases and development of real estate properties	$9,027	$10,006	$—	$19,033
Total assets at March 31, 2023 [c]	307,571	109,748	62,400	479,719
a.Includes sales commissions and other revenues together with related expenses.
b.Includes consolidated general and administrative expenses and eliminations of intersegment amounts.
c.Corporate, eliminations and other includes cash and cash equivalents of $57.0 million.

RECONCILIATION OF NON-GAAP MEASURE

EBITDA
EBITDA (earnings before interest, taxes, depreciation and amortization) is a non-GAAP (generally accepted accounting principles in the U.S.) financial measure that is frequently used by securities analysts, investors, lenders and others to evaluate companies’ recurring operating performance, including, among other things, profitability before the effect of financing and similar decisions. Because securities analysts, investors, lenders and others use EBITDA, management believes that Stratus’ presentation of EBITDA affords them greater transparency in assessing its financial performance. This information differs from net income (loss) determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with GAAP. EBITDA may not be comparable to similarly titled measures reported by other companies, as different companies may calculate such measures differently. Management strongly encourages investors to review Stratus’ consolidated financial statements and publicly filed reports in their entirety. A reconciliation of Stratus’ net income (loss) to EBITDA follows (in thousands):

	Three Months Ended
	March 31,
	2024	2023
Net income (loss)	$3,697	$(6,273)
Depreciation and amortization	1,401	928
Interest expense, net	—	—
Provision for income taxes	102	1,162
EBITDA	$5,200	$(4,183)

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